Exhibit (h)(56) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K
AMENDMENT TO
AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (“Amendment”), by and between The Huntington National Bank (“Huntington”) and The Huntington Funds (“Investment Company”) is effective as of April 1, 2009.

W I T N E S S E T H:

WHEREAS, Huntington and Investment Company are parties to that certain Amended and Restated Administrative Services Agreement dated as of December 1, 2008 (the “Original Agreement”);

WHEREAS, Section 12 of the Original Agreement permits Huntington to subcontract with third parties to perform some or all of the “Administrative Services” contemplated thereunder;

WHEREAS, on April 1, 2009, Huntington replaced its sub-administrator with Unified Fund Services, Inc. (the “New Sub-Administrator”);

WHEREAS, the New Sub-Administrator charges a fee that is less than the fee charged by its predecessor;

WHEREAS, the Administrative Services Fee Exhibit to the Original Agreement (the “Fee Exhibit”) requires the parties to amend the Fee Exhibit to reflect the reduction of the “Administrative Services Fee” paid by the Investment Company in an amount equal to forty percent (40%) of the savings realized by Huntington as a result of the lower fee charged by the New Sub-Administrator; and

WHEREAS, Huntington and the Investment Company desire to amend the Original Agreement to reflect the reduction of the “Administrative Services Fee” due under the Original Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           The annual rate table portion of the Fee Exhibit is hereby deleted in its entirety and restated as follows:

Fee Rate	Average Daily Net Assets of the Funds
.1822%	on the first $4 billion
.165%	on the next $2 billion
.1575%	on the next $2 billion
.145%	on assets in excess of $8 billion

2.           Pursuant to Article 15 of the Original Agreement, the notice address for Investment Company shall be changed to:
The Huntington Funds
2960 North Meridian Street
Suite 300
Indianapolis, Indiana  46208
Attn:  President

with a copy to:
Reed Smith, LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
Attn:  Alicia G. Powell

3.           Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Original Agreement.

4.           All references in the Original Agreement to the “Agreement” shall be deemed to be references in the Original Agreement, as amended hereby.

5.           Except as expressly provided herein, the Original Agreement and Fee Exhibit shall remain in full force and effect without any modification, amendment or change.

6.           If any term, provision, covenant or condition of this Amendment, or any application hereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Amendment, and all applications hereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition does not materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF, this Amendment has been executed as of May 7, 2009 by a duly authorized officer of each party.

THE HUNTINGTON NATIONAL BANK

By: /s/ B. Randolph Bateman
Name:  B. Randolph Bateman
Title:

THE HUNTINGTON FUNDS

By:  /s/ Eric McKenzie
Name:  Eric McKenzie
Title:  Vice President